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                                                                    EXHIBIT 23.1


March 12, 1996



Forstmann & Company, Inc.
1155 Avenue of the Americas
New York, NY 10036

Dear Sirs:

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Forstmann & Company, Inc. (Debtor-in-Possession) for the periods ended January 28, 1996 and January 29, 1995, as indicated in our report dated March 12, 1996 (which included an explanatory paragraph concerning matters that raise substantial doubt about the Company's ability to continue as a going concern); because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in your Quarterly Report on Form 10-Q for the quarter ended January 28, 1996, is incorporated by reference in Registration Statement No. 33-57643 on Form S-8.


We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

Yours truly,



/s/Deloitte & Touche LLP